CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion or incorporation by reference in this Post Effective Amendment No. 4 to Form S-1 Registration Statement dated April 14, 2008, of the following:

Our report to the Stockholders and Board of Directors of Eden Energy Corporation dated March 13, 2008 on the consolidated financial statements of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the period from January 1, 2004 (date of inception of exploration stage) to December 31, 2007.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

"DMCL"

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

April 14, 2008